Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports First Quarter 2023 Results

•	First Quarter 2023 Financial Results

◦	Revenue of $1,257 million, including an estimated $90-$110 million benefit from customer purchasing shifted from the second quarter into the first as a result of ERP system commercial ordering blackout period for legacy Bayer Animal Health products in April

◦	Reported Net Income of $103 million, Adjusted Net Income of $220 million

◦	Adjusted EBITDA of $379 million or 30.2% of Revenue

◦	Reported EPS of $0.21, Adjusted EPS of $0.45

◦	Net leverage ratio of 5.4x Adjusted EBITDA

•	Raising the bottom end of full year 2023 guidance ranges to reflect current assumptions:

◦	Revenue of $4,310 to $4,400 million

◦	Reported Net Loss of $(134) to $(98) million, Reported diluted EPS of $(0.27) to $(0.20)

◦	Adjusted EPS of $0.76 to $0.83, Adjusted EBITDA of $940 to $1,000 million

◦	Net leverage ratio expected at 5.3x to 5.8x Adjusted EBITDA at year-end 2023

•	Successful integration of legacy Bayer Animal Health business into Elanco’s ERP system and shared service center network with all affiliates and sites resuming normal operations in April, as scheduled

•	Received USDA conditional approval for breakthrough Canine Parvovirus Monoclonal Antibody treatment; Initiated USDA submission for IL-31 monoclonal antibody for canine dermatology

GREENFIELD, Ind (May 9, 2023) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the first quarter of 2023, provided guidance for the second quarter of 2023, and raised the bottom-end of guidance for the full year 2023.

“Elanco delivered sequentially improved underlying business performance in the first quarter driven by recovering business conditions and actions we have taken to strengthen our commercial positioning, notably in U.S. Pet Health driven by improved share of voice, physical availability, price and innovation. In April, we achieved a major milestone with the successful integration of the Bayer Animal Health business into our ERP system, with the first quarter benefiting from customers shifting their purchases ahead of our system blackout. We expect lower revenue in the second quarter as a result of this shift,” said Jeff Simmons, Elanco president and CEO. “I am very pleased with the progress on Seresto as we continue to align with the EPA on its recommended stewardship actions supporting the continued registration of Seresto. We received USDA conditional approval for our breakthrough Canine Parvovirus Monoclonal Antibody treatment and initiated USDA submission for our IL-31 monoclonal antibody for canine dermatology.”

“The combination of advancing innovation, reducing uncertainty with the successful ERP integration and increased confidence in our U.S. Pet Health and international poultry businesses, allow us to confidently raise the bottom end of our first half and full year 2023 guidance for our key metrics. We are focused on delivering an expected return to top-line growth in the second half of the year, while also dedicating resources as we prepare to bring up to four additional potential blockbuster products to market in 2024."

Financial Highlights

First Quarter Results (dollars in millions, except per share amounts)	2023	2022	Change (%)	CC Change(1) (%)
Pet Health	$675	$640	5%	8%
Farm Animal	$573	$569	1%	5%
Cattle	$248	$247	0%	4%
Poultry	$183	$180	2%	6%
Swine	$102	$99	3%	9%
Aqua	$40	$43	(7)%	(5)%
Contract Manufacturing	$9	$17	(47)%	(41)%
Total Revenue	$1,257	$1,226	3%	6%
Reported Net Income	$103	$51	102%
Adjusted EBITDA	$379	$338	12%
Reported EPS	$0.21	$0.10	110%
Adjusted EPS	$0.45	$0.36	25%

(1) CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.

Numbers may not add due to rounding.

In the first quarter of 2023, revenue was $1,257 million, an increase of 3% on a reported basis, or an increase of 6% excluding the unfavorable impact from foreign exchange rates, compared to the first quarter of 2022. Revenue in the period benefited from customer purchases of legacy Bayer Animal Health products that the company believes were shifted from the second quarter of 2023 into the first quarter as a result of communicated commercial shipping blackout periods in April resulting from the company’s ERP system integration (the “ERP Blackout”). The company estimates $90 million to $110 million of revenue benefit in the first quarter, or an estimated 7 to 9 percentage point benefit to growth, as a result of the ERP Blackout. The system integration was executed in line with the company’s expectations with all affiliates and sites resuming normal operations throughout April, including production, order taking and product shipping to customers. The U.S. market resumed shipments on April 10, while other affiliates resumed commercial operations in a staged approach through April 27. Beyond the ERP Blackout, an improving global environment and positive outcomes from actions the company has taken to strengthen market positioning drove sequential improvement in the underlying business in the first quarter compared to the 7% constant currency decline in the fourth quarter of 2022.

The following table summarizes the estimated impact from the ERP Blackout on Pet Health and Farm Animal revenue:

First Quarter Results (dollars in millions)	2023	CC Change(1) (%)	Estimated ERP Blackout Impact (%)	Estimated ERP Blackout Impact ($)
Pet Health	$675	8%	10% to 12%	$65 to $80
Farm Animal	$573	5%	4% to 5%	$25 to $30
Contract Manufacturing	$9	(41)%	—%	$—
Total Revenue	$1,257	6%	7% to 9%	$90 to $110

Pet Health revenue was $675 million, a 5% increase on a reported basis or 8% excluding the unfavorable impact from foreign exchange rates, with a 5% increase from price, compared to the first quarter of 2022. Excluding the estimated ERP Blackout impact, the decline in the first quarter was primarily driven by supply constraints for certain vaccines, continued competitive pressure on certain parasiticide products and declines in retail products notably in Europe, partially offset by improved price and innovation launches. While the underlying Pet Health business has not yet returned to growth (excluding the estimated ERP Blackout benefit), the business improved sequentially from the 11% constant currency decline in the fourth quarter of 2022.

The Advantage® Family of products contributed $155 million, an increase of 17% excluding the unfavorable impact from foreign exchange rates, with an estimated 16 percentage point benefit from the ERP Blackout. Seresto revenue was $178 million, an increase of 14% excluding the unfavorable impact from foreign exchange rates, with an estimated 23 percentage point benefit from the ERP Blackout. Excluding the estimated benefit from the ERP Blackout, both products grew in the U.S., but declined outside the U.S.

Farm Animal revenue was $573 million, a 1% increase on a reported basis or 5% excluding the unfavorable impact from foreign exchange rates, with a 5% increase from price compared to the first quarter of 2022. Excluding the estimated ERP Blackout impact, the year over year change in the first quarter was primarily driven by strength in Europe and Asia, led by poultry, innovation revenue and improved price, offset by poultry rotations in the US, generic pressure, timing of Aqua purchases in the prior period and supply constraints for cattle vaccines in the U.S. Similar to the Pet Health business, Farm Animal revenue improved sequentially from the 3% constant currency decline in the fourth quarter of 2022.

Contract Manufacturing revenue was $9 million, a decrease of 47% or 41% excluding the unfavorable impact from foreign exchange rates, driven primarily by disruptions in supply from the company’s vaccine manufacturing facility.

Reported gross profit was $763 million, or 60.7% of revenue, and adjusted gross profit was $764 million, or 60.8% of revenue, in the first quarter of 2023. Reported gross profit as a percent of revenue increased 220 basis points. Adjusted gross profit as a percent of revenue improved 230 basis points, primarily driven by improved price and continued productivity efforts across the company's manufacturing footprint, partially offset by inflation. The company estimates gross profit as a percent of revenue benefited by an estimated 130 to 170 basis points from the estimated incremental $90 million to $110 million of legacy Bayer Animal Health revenue from the ERP Blackout in the period, as the average gross margin of those products is greater than Elanco's overall average gross margin.

Total operating expense was $408 million for the first quarter of 2023. Marketing, selling and administrative expenses increased 1% to $327 million, and research and development expenses were flat at $81 million. The increase in total operating expenses was primarily driven by higher employee related expenses, partially offset by a favorable impact from foreign exchange rates.

Asset impairment, restructuring and other special charges were flat at $40 million in the first quarter of 2023. Charges recorded in the first quarter of 2023 primarily related to costs associated with the implementation of new systems, programs and processes due to the integration of Bayer Animal Health. The ERP system go-live was completed in April 2023, with continued performance optimization expected over the next several quarters.

Reported and adjusted net interest expense was $64 million in the first quarter of 2023, an increase of $12 million, compared to the first quarter of 2022. The impact of the partial repayment of the company's senior notes in April 2022 was more than offset by the impact of rate increases on variable rate debt.

The reported effective tax rate decreased to 4.4% in the first quarter of 2023 compared to 31.6% in the first quarter of 2022, primarily driven by the jurisdictional location of Elanco profits and refinements in the calculation of required capitalization of certain R&D expenses. The adjusted effective tax rate decreased from 29.7% in the first quarter of 2022 to 21.9% in the first quarter of 2023, primarily driven by the jurisdictional location of profits and certain unfavorable return to provision adjustments that impacted the first quarter of 2022.

Net income for the first quarter of 2023 was $103 million and $0.21 per diluted share on a reported basis, compared with net income of $51 million and $0.10 per diluted share for the same period in 2022. On an adjusted basis, net income for the first quarter of 2023 was $220 million, or $0.45 per diluted share, a 25% increase compared with the same period in 2022. The company estimates adjusted EPS in the first quarter includes a $0.11 to $0.14 benefit from the ERP Blackout, assuming a corporate consolidated tax rate of 21.9%.

Adjusted EBITDA was $379 million in the first quarter of 2023, a 12% increase compared to the first quarter of 2022. Adjusted EBITDA as a percent of revenue was 30.2% compared with 27.6% for the first quarter of 2022, an increase of 260 basis points. The company estimates adjusted EBITDA in the first quarter includes a $70 million to $90 million benefit from the ERP Blackout, or a 370 to 460 basis point benefit in adjusted EBITDA as a percent of revenue.

The following table summarizes the estimated impact from the ERP Blackout on Adjusted EBITDA and Adjusted EPS:

First Quarter Results (dollars in millions, except per share amounts)	2023	Change (%)	Estimated ERP Blackout Impact
Adjusted EBITDA	$379	12%	$70 to $90
Adjusted EPS	$0.45	25%	$0.11 to $0.14

Working Capital and Balance Sheet

Cash used in operations was $145 million in the first quarter of 2023 compared to $62 million in the first quarter of 2022. The decrease in cash from operations in the first quarter of 2023 reflects increases in accounts receivable, cash interest and inventories, partially offset by higher net income.

As of March 31, 2023, Elanco’s net leverage ratio was 5.4x adjusted EBITDA, compared to 5.5x as of December 31, 2022.

"While we are pleased by the sequential improvements in first quarter revenue from our underlying business, we are focused on improving our net working capital performance, especially as it relates to inventory on our balance sheet," said Todd Young, Elanco CFO. " With the post-Covid stabilization of global supply chains and our ERP integration complete, we believe we can start to improve this area of our business."

Select Business Highlights Since the Last Earnings Call

•	Successful integration of the Bayer Animal Health ERP system into Elanco’s system and shared service center network, representing the final integration milestone for the August 2020 acquisition.

•	Initiated U.S. Department of Agriculture (USDA) submission for IL-31 monoclonal antibody, a potential blockbuster product for canine dermatology, with a path toward approval by the first half of 2024.

•	Received USDA approval of Elanco's Elwood, Kansas monoclonal antibody manufacturing facility.

•	Received USDA conditional approval for a breakthrough Canine Parvovirus Monoclonal Antibody treatment, with an expected launch in the coming weeks following state approvals.

•	Received European Medicines Agency approval for and have launched Adtab™, an over-the-counter oral monthly flea and tick product for dogs and cats.

•	Received Food and Drug Administration (FDA) conditional approval of Varenzin-CA1, a first-in-class product for the control of non-regenerative anemia associated with chronic kidney disease (CKD) in cats.

•	In the U.S., launched Bexacat™, a first-in-class once-daily SGLT-2 inhibitor oral treatment for feline diabetes to veterinarians, and parasiticide solutions Advantage™ for cats and K9 Advantix™ for dogs in the over-the-counter market.

Financial Guidance

Elanco is updating financial guidance for the full year 2023, summarized in the following table:

2023 Full Year (dollars in millions, except per share amounts)	February Guidance			May Guidance
Revenue	$4,280	to	$4,400	$4,310	to	$4,400
Reported Net Income (Loss)	$(157)	to	$(109)	$(134)	to	$(98)
Adjusted EBITDA	$920	to	$1,000	$940	to	$1,000
Reported EPS	$(0.32)	to	$(0.22)	$(0.27)	to	$(0.20)
Adjusted EPS	$0.74	to	$0.83	$0.76	to	$0.83

Elanco is raising the bottom end of its full year 2023 guidance for revenue, adjusted EBITDA and adjusted earnings per share. The update is driven by the successful completion of the ERP system integration, innovation progress, and increased confidence in the company’s U.S. Pet Health and international poultry businesses. The impact of foreign exchange is now expected to be a headwind of approximately $20 million to $25 million from the unfavorable impact of foreign exchange rates compared to the prior year. On a constant currency basis, the company expects revenue to be flat to declining 2%.

Additionally, the company is raising the bottom end of its financial guidance for revenue, adjusted EBITDA, and adjusted earnings per share for the first half of 2023 and providing guidance for the second quarter of 2023, as summarized in the following table:

2023 First Half and Second Quarter (dollars in millions, except per share amounts)	February Guidance First Half 2023			May Guidance First Half 2023			May Guidance Second Quarter 2023
Revenue	$2,230	to	$2,310	$2,260	to	$2,310	$1,003	to	$1,053
Reported Net Income (Loss)	$(53)	to	$(22)	$(47)	to	$(25)	$(150)	to	$(128)
Adjusted EBITDA	$490	to	$540	$510	to	$540	$131	to	$161
Reported EPS	$(0.11)	to	$(0.04)	$(0.10)	to	$(0.05)	$(0.31)	to	$(0.26)
Adjusted EPS	$0.43	to	$0.50	$0.45	to	$0.50	$0.00	to	$0.05

In the second quarter, the company expects a headwind of approximately $15 million from the unfavorable impact of foreign exchange rates compared to the prior year. Revenue guidance for the second quarter of 2023 accounts for an estimated $90 million to $110 million in customer purchases shifted from the second quarter of 2023 into the first quarter as a result of the ERP Blackout, negatively impacting expected growth in the second quarter by an estimated 8 to 9 percentage points. The impact of the ERP Blackout is expected to negatively impact adjusted EBITDA and adjusted EPS in the second quarter.

Excluding the estimated impact from the ERP Blackout, the second quarter revenue guidance represents an estimated 1% to 4% constant currency decline in the base business in the second quarter of 2023, with expected headwinds from competition, environmental pressure on the pet health OTC retail business in the U.S. and Europe, and supply disruption in vaccines, as included in the company’s initial guidance for the first half in February. In addition, aligned with the company’s guidance in February, second quarter adjusted EPS is expected to be impacted from headwinds from higher interest expense, taxes, unfavorable foreign exchange rates and additional operating expense investments compared to the second quarter of 2022.

For the first half of 2023, the company expects a constant currency revenue decline of 2 percent to 4 percent, with an implied flat to 2 percent growth in the second half of 2023 based on the full year guidance.

The financial guidance reflects foreign exchange rates as of the beginning of May.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review first quarter financial and operational results, discuss second quarter and full year 2023 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements concerning product launches and revenue from such products, our 2023 full year and second quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;

•	the potential impact on our business and global economic conditions resulting from the conflict involving Russia and Ukraine;

•	the success of our research and development (R&D) and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	fluctuations in our business results due to seasonality and other factors;

•	the impact of weather conditions, including those related to climate change, and the availability of natural resources;

•	risks related to the modification of foreign trade policy;

•	risks related to currency exchange rate fluctuations;

•	our dependence on the success of our top products;

•	the impact of customer exposure to rising costs and reduced customer income;

•	the lack of availability or significant increases in the cost of raw materials;

•	the impact of increased or decreased sales into our distribution channels resulting in fluctuation in our revenues;

•	risks related to the write-down of goodwill or identifiable intangible assets;

•	risks related to the evaluation of animals;

•	manufacturing problems and capacity imbalances;

•	the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	risks related to tax expense or exposure;

•	risks related to environmental, health and safety laws and regulations;

•	risks related to our presence in foreign markets;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	our dependence on sophisticated information technology and infrastructure and the impact of breaches of our information technology systems;

•	the impact of increased regulation or decreased financial support related to farm animals;

•	adverse effects of labor disputes, strikes, work stoppages and the loss of key personnel or highly skilled employees;

•	risks related to underfunded pension plan liabilities;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including Kindred Biosciences, Inc. (KindredBio) and the animal health business of Bayer Aktiengesellschaft (Bayer Animal Health) and specifically the impact of the integration of ERP systems in April 2023 and related sales order processing blackout periods and their impact on revenue in the second quarter of 2023;

•	the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that will limit our operating flexibility;

•	risks related to certain governance provisions in our constituent documents; and

•	any failure to maintain an effective system of disclosure controls and internal control over financial reporting, including arising from an identified material weakness.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$1,257	$1,226
Costs, expenses, and other:
Cost of sales	494	509
Research and development	81	81
Marketing, selling, and administrative	327	323
Amortization of intangible assets	134	137
Asset impairment, restructuring, and other special charges	40	40
Interest expense, net of capitalized interest	64	52
Other expense, net	9	9
Income before income taxes	$108	$75
Income taxes	5	24
Net income	$103	$51
Earnings per share:
Basic	$0.21	$0.10
Diluted	$0.21	$0.10
Weighted average shares outstanding:
Basic	491.1	488.0
Diluted	492.8	492.2

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit), and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended March 31, 2023 and 2022.

We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.

The following is a reconciliation of GAAP Reported for the three months ended March 31, 2023 and 2022 to Selected Non-GAAP Adjusted information:

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$494	$1	$493	$509	$—	$509
Amortization of intangible assets	$134	$134	$—	$137	$137	$—
Asset impairment, restructuring and other special charges (2) (3)	$40	$40	$—	$40	$40	$—
Other expense, net (4)	$9	$(2)	$11	$9	$—	$9
Income before taxes	$108	$173	$281	$75	$177	$253
Provision for taxes (5) (6)	$5	$(56)	$61	$24	$(51)	$75
Net income	$103	$117	$220	$51	$126	$178
Earnings per share:
basic	$0.21	$0.24	$0.45	$0.10	$0.26	$0.36
diluted	$0.21	$0.24	$0.45	$0.10	$0.26	$0.36
Adjusted weighted average shares outstanding:
basic	491.1	491.1	491.1	488.0	488.0	488.0
diluted	492.8	492.8	492.8	492.2	492.2	492.2

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2023 and 2022 include the following:

(1)	2023 excludes amortization of inventory fair value adjustments recorded from the acquisition of certain assets of NutriQuest, LLC ($1 million).

(2)	2023 primarily excludes charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health ($40 million).

(3)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($24 million), the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($22 million), and facility exit costs ($1 million), partially offset by adjustments resulting from the reversal of severance accruals ($7 million).

(4)	2023 excludes the impact of hyperinflationary accounting related to Turkey ($1 million) and a gain recognized on our 2022 investment in BiomEdit ($1 million).

(5)	2023 represents the income tax expense associated with the adjusted items partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($4 million).

(6)	2022 represents the income tax expense associated with the adjusted items as well as a decrease in the valuation allowance recorded against our deferred tax assets during the period ($14 million).

	Q1 2023	Q1 2022
As reported diluted EPS	$0.21	$0.10
Cost of sales	0.00	—
Amortization of intangible assets	0.27	0.28
Asset impairment, restructuring and other special charges	0.08	0.08
Other (income) expense, net	0.00	—
Subtotal	0.35	0.36
Tax impact of adjustments (1) (2)	(0.11)	(0.10)
Total adjustments to diluted EPS	$0.24	$0.26

Adjusted diluted EPS (3)	$0.45	$0.36

Numbers may not add due to rounding.

(1) 2023 includes the favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of less than $0.01 per share) during the three months ended March 31, 2023.

(2) 2022 includes the unfavorable adjustment relating to the decrease in the valuation allowance recorded against our deferred tax assets (impact of $0.03 per share) during the three months ended March 31, 2022.

(3) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income for the three months ended March 31, 2023 and 2022 to EBITDA, adjusted EBITDA, and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended March 31,
	2023	2022
Reported net income	$103	$51
Net interest expense	64	52
Income tax expense	5	24
Depreciation and amortization	173	176
EBITDA	$344	$303
Non-GAAP adjustments:
Cost of sales	$1	$—
Asset impairment, restructuring and other special charges	40	40
Other (income) expense, net	(2)	—
Accelerated depreciation and amortization (1)	(5)	(5)
Adjusted EBITDA	$379	$338
Adjusted EBITDA margin	30.2%	27.6%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three months ended March 31, 2023 and 2022. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt as of March 31, 2023:

Long-term debt	5,639
Current portion of long-term debt	381
Less: Unamortized debt issuance costs	(60)
Total gross debt	6,080
Less: Cash and cash equivalents	318
Net Debt	5,762

Elanco Animal Health Incorporated

Guidance

Reconciliation of 2023 full year reported EPS guidance to 2023 adjusted EPS guidance is as follows:

	Full Year 2023 Guidance
Reported loss per share	$(0.27)	to	$(0.20)
Amortization of intangible assets	Approx. $1.08
Asset impairment, restructuring, and other special charges(1)	$0.18	to	$0.22
Subtotal	$1.26	to	$1.30
Tax impact of adjustments	$(0.28)	to	$(0.23)
Total adjustments to EPS	Approx. $1.03
Adjusted earnings per share(2)	$0.76	to	$0.83

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and IPR&D related to the feline diabetes care asset Elanco licensed during the second quarter of 2022.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2023 Guidance
Reported net loss	$(134)	to	$(98)
Net interest expense	Approx. $315
Income tax benefit	$(17)	to	$16
Depreciation and amortization	Approx. $690
EBITDA	$841	to	$921
Non-GAAP adjustments
Income Tax Expense	Approx. $1
Asset impairment, restructuring, and other special charges	Approx. $100
Accelerated depreciation and amortization	Approx. $(10)
Other income, net	Approx. $(1)
Adjusted EBITDA	$940	to	$1,000
Adjusted EBITDA margin	21.8%	to	22.7%

Reconciliation of 2023 first half reported EPS guidance to 2023 first half adjusted EPS guidance is as follows:

	First Half 2023 Guidance
Reported loss per share	$(0.10)	to	$(0.05)
Amortization of intangible assets	Approx. $0.54
Asset impairment, restructuring, and other special charges (1)	$0.15	to	$0.17
Subtotal	$0.69	to	$0.71
Tax impact of adjustments	$(0.16)	to	$(0.14)
Total adjustments to EPS	Approx. $0.55
Adjusted earnings per share (2)	$0.45	to	$0.50

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts, including the acquisition of the animal health business of Bayer.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 first half reported net loss to 2023 first half adjusted EBITDA guidance is as follows:

$ millions	First Half 2023 Guidance
Reported net loss	$(47)	to	$(25)
Net interest expense	Approx. $140
Income tax provision	$(8)	to	$8
Depreciation and amortization	Approx. $350
EBITDA	$437	to	$476
Non-GAAP adjustments
Income Tax Expense	Approx. $1
Asset impairment, restructuring, and other special charges	Approx. $80
Accelerated depreciation and amortization	Approx. $(10)
Other expense, net	Approx. $(1)
Adjusted EBITDA	$510	to	$540
Adjusted EBITDA margin	22.6%	to	23.4%

Reconciliation of 2023 second quarter reported EPS guidance to 2023 second quarter adjusted EPS guidance is as follows:

	Second Quarter 2023 Guidance
Reported loss per share	$(0.31)	to	$(0.26)
Amortization of intangible assets	Approx $0.27
Asset impairment, restructuring, and other special charges (1)	$0.07	to	$0.09
Other Expense	Approx. $0.01
Subtotal	$0.34	to	$0.36
Tax impact of adjustments	$(0.03)	to	$(0.05)
Total adjustments to EPS	Approx. $0.31
Adjusted earnings per share (2)	$0.00	to	$0.05

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts, including the acquisition of the animal health business of Bayer.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 second quarter reported net loss to 2023 second quarter adjusted EBITDA guidance is as follows:

$ millions	Second Quarter 2023 Guidance
Reported net loss	$(150)	to	$(128)
Net interest expense	Approx. $76
Income tax provision	$(13)	to	$3
Depreciation and amortization	Approx. $177
EBITDA	$93	to	$132
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges	Approx. $40
Accelerated depreciation and amortization	Approx. $(5)
Other expense, net	Approx. $2
Adjusted EBITDA	$131	to	$161
Adjusted EBITDA margin	13.1%	to	15.3%